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                                                                    EXHIBIT 99.1
Peter Farwell
Vice President
Corporate Relations
(617) 232-8200                                             FOR IMMEDIATE RELEASE


                 HARCOURT GENERAL RECEIVES FAVORABLE IRS RULING

     CHESTNUT HILL, Mass., September 29, 1999--Harcourt General, Inc. (NYSE:H) announced today that it has received a favorable ruling from the Internal Revenue Service stating that the planned distribution of shares it holds in The Neiman Marcus Group (NYSE:NMG) could be completed on a tax-free basis. Shareholders of both companies approved plans related to the spin-off at special shareholder meetings on September 15, 1999.

     Harcourt General said that its board of directors would act within the next few days to establish a record date and distribution date for the spin-off.

     Under the previously announced plan, Harcourt General will distribute to its shareholders approximately 21.4 million of the 26.4 million NMG shares that it owns, retaining an interest of approximately 10 percent. Harcourt General shareholders will receive approximately three-tenths of a share of NMG for each share of Harcourt General they hold.

     The shares distributed will be newly authorized Class B NMG shares entitled to elect 82 percent of the NMG board of directors. Approximately five million NMG shares which Harcourt General will continue to hold, and the current publicly held NMG shares, will be redesignated as Class A shares entitled to elect the remainder of the NMG board of directors. The Class A and Class B shares will be identical in all other respects.

     Harcourt General, Inc., a leading global multiple-media publisher, provides educational, training and assessment products and services to classroom, corporate, professional and consumer markets. The Neiman Marcus Group includes Neiman Marcus Stores, NM Direct and Bergdorf Goodman.

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